EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTANTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Integrated BioPharma, Inc. on Form S-8 (File Nos. 333-229069, 333-37509, 333-87456 and 333-87458) and Form S-3 (File Nos. 333-144155 and 333-149855) of our report dated September 13, 2022, with respect to our audit of the consolidated financial statements as of June 30, 2022, and for the year ended June 30, 2022, which was included in the Company’s Annual Report on Form 10-K filed on September 15, 2023. We were dismissed as auditors on September 21, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman LLP

East Hanover, NJ

September 15, 2023